EXHIBIT 99.1

Sucampo Reports First Quarter 2015 Financial Results and Corporate Update

Strong Financial Performance Driven by Continued Revenue and Sales Growth of AMITIZA

Strong Growth in Net Income and EPS

Company Confirms 2015 Earnings Guidance

Company to Host Conference Call Today at 8:30 a.m. Eastern

BETHESDA, Md., May 6, 2015 (GLOBE NEWSWIRE) -- Sucampo Pharmaceuticals, Inc. (Sucampo) (Nasdaq:SCMP) today reported consolidated financial results for the first quarter ended March 31, 2015.

Sucampo reported year-over-year growth of 33% to $29.5 million in total revenue, 17% to $15.7 million in product royalty revenue and 77% to $11.1 million in product sales revenue. Sucampo reported net income of $6.4 million and fully-diluted earnings per share (EPS) of $0.14 during the first quarter of 2015.

"We are excited about the progress our company continued to make in the first quarter, with solid financial performance driven by our flagship product, AMITIZA," said Peter Greenleaf, Chief Executive Officer of Sucampo. "With AMITIZA revenues continuing to grow, a focused organization and a prioritized pipeline, we expect the momentum of transforming Sucampo to continue through the rest of the year. Additionally, the recently completed secondary offering by our founding shareholders was an important step toward diversifying our shareholder base and contributed to a significantly lowered corporate tax rate."

First Quarter 2015 Operational Review

AMITIZA

United States

  AMITIZA total prescriptions were 342,849, an increase of 9%, compared to the first quarter of 2014. Net sales of AMITIZA, reported by Takeda Pharmaceuticals U.S.A., Inc. (Takeda) for royalty calculation purposes, increased 17% to $87.5 million for the first quarter of 2015, compared to $75.0 million in the same period of 2014.

Global Markets

  In Japan, Sucampo's revenue from sales of AMITIZA to Abbott Japan Co., Ltd. (Abbott) increased 83% to $11.1 million for the first quarter of 2015, compared to $6.1 million in the same period of 2014.

  Early in 2015, the European Mutual Recognition Procedure (MRP) was successfully completed, resulting in a recommendation for marketing authorization for AMITIZA for the treatment of chronic idiopathic constipation (CIC) in Austria, Belgium, Germany, Italy, Ireland, Luxembourg, the Netherlands and Spain. Following the positive MRP outcome, each member state is expected to issue a national marketing authorization. At present, Ireland, Luxembourg, the Netherlands and Belgium have issued marketing authorizations.

Research and Development

  In March 2015, Sucampo filed an Investigational New Drug (IND) application for cobiprostone to initiate a phase 2a clinical trial in patients suffering from head and neck cancer for the treatment of oral mucositis. The clinical trial is expected to begin at the end of the first half of 2015.

  In February 2015, the first patient was dosed in a phase 2 clinical trial of cobiprostone for non-erosive reflux disease (NERD) in proton pump inhibitor-refractory patients.

  In March 2015, Sucampo returned all licenses for the development and commercialization of unoprostone isopropyl to R-Tech Ueno, Ltd. (RTU). Effective May 6, 2015, Sucampo and RTU executed a transfer and termination agreement to effectuate the transfer of the return of the licenses as well as regulatory, commercial and pharmacovigilance information and Sucampo will receive a payment of $2.6 million from RTU, consisting of $2 million for the transfer and assignment of certain rights and assets, and $0.6 million as a reimbursement of an FDA fee.

Corporate

  Sucampo's founding shareholders sold 4.6 million shares in an underwritten public offering, including the underwriter's option, of Sucampo's class A common stock. These shares were sold to the public at $14.00 per share for an aggregate offering of $64.4 million. All shares were offered by S&R Technology Holdings, LLC (S&R Technology), S&R Foundation, Dr. Ryuji Ueno and Dr. Sachiko Kuno. Sucampo did not sell any shares or receive any proceeds from the offering. Drs. Ueno and Kuno have direct or indirect interests in S&R Technology and reduced their percentage of ownership to approximately 47% as of March 31, 2015.

First Quarter 2015 Financial Review

  Net income was $6.4 million, or $0.14 per diluted share, for the first quarter of 2015 compared to net income of $0.8 million, or $0.02 per diluted share, in the same period in 2014. Non-GAAP earnings before interest, tax, depreciation, amortization and stock option expense was $10.6 million for the first quarter of 2015 compared to $3.0 million in the same period in 2014, an increase of 254%.

  Total revenues were $29.5 million for the first quarter of 2015 compared to $22.2 million in the same period in 2014, an increase of 33%. The increase was primarily due to the growth of AMITIZA sales in Japan and higher product royalty revenue on AMITIZA net sales in the U.S.

  Costs of goods sold were $6.1 million for the first quarter of 2015 compared to $3.4 million for the same period in 2014, an increase of 80%. The increase was primarily due AMITIZA sales in Japan.

  R&D expenses were $6.8 million for the first quarter of 2015 compared to $5.1 million for the same period of 2014, an increase of 32%. The increase was primarily due to higher salary related expenses of approximately $1.0 million and increased spending on clinical trials of AMITIZA for pediatric functional constipation and cobiprostone for NERD.

  G&A expenses were $6.3 million for the first quarter of 2015 compared to $7.3 million for the same period of 2014, a decrease of 13%. The decrease was primarily due to a reduction in legal, consulting and other professional expense following the settlement of the patent infringement law suit against Par Pharmaceuticals.

  Selling & Marketing expenses were $0.6 million for the first quarter of 2015 compared to $3.6 million for the same period of 2014, a decrease of 83%. The decrease was primarily due to the result of the reduction of direct commercial operations due to agreements entered into in the fourth quarter of 2014 in the U.S. and Europe.

  Tax rate for the first quarter of 2015 was 31%, compared to 63% in the same period of 2014. The effective rate for the quarter is based on a projection of the full year rate. The reduction in tax rate is due to the timing of the allowable deduction of intangible impairment expense, together with the effect on the treatment of non-U.S. income following the reduction of the founders' shareholdings below 50% of Sucampo's outstanding shares.

Cash, Cash Equivalents, Restricted Cash and Marketable Securities

At March 31, 2015, cash, cash equivalents, restricted cash and investments were $118.8 million, compared to $110.0 million at December 31, 2014. At March 31, 2015 and December 31, 2014, notes payable were $25.8 million, including current notes payable of $8.2 million.

For the quarter ended March 31, 2015, cash flow from operations was $4.6 million, compared to $3.6 million for the same period in 2014.

Guidance

Sucampo today confirmed its earnings guidance for 2015. Sucampo expects full year 2015 GAAP net income to be in the range of $25.0 million to $30.0 million, or $0.55 to $0.65 per diluted share.

Company to Host Conference Call Today

Sucampo will host a conference call and webcast today at 8:30 am EDT. To participate on the live call, please dial 877-280-4960 (domestic) or 857-244-7317 (international) and use passcode 37225960, five to ten minutes ahead of the start of the call. A replay of the call will be available within a few hours after the call ends. Investors may listen to the replay by dialing 888-286-8010 (domestic) or 617-801-6888 (international), passcode 47934985. Investors interested in accessing the live audio webcast of the teleconference may do so at http://www.sucampo.com/investors/events-presentations/ and should log on before the teleconference begins in order to download any software required. The archive of the teleconference will remain available for 30 days.

About lubiprostone (AMITIZA®)

AMITIZA (lubiprostone) is a prostone, and is a locally acting chloride channel activator, indicated in the U.S. for the treatment of CIC in adults and OIC in adults with chronic, non-cancer pain (24 mcg twice daily). The effectiveness in patients with OIC taking diphenylheptane opioids (e.g., methadone) has not been established. AMITIZA is also indicated in the U.S. for irritable bowel syndrome with constipation (8 mcg twice daily) in women 18 years of age and older in the U.S. In Japan, AMITIZA (24 mcg twice daily) is indicated for the treatment of chronic constipation (excluding constipation caused by organic diseases). In the U.K., AMITIZA (24 mcg twice daily) is indicated for the treatment of CIC and associated symptoms in adults, when response to diet and other non-pharmacological measures (e.g., educational measures, physical activity) are inappropriate. In Switzerland, AMITIZA (24 mcg twice daily) is indicated for the treatment of CIC in adults and for the treatment of OIC and associated signs and symptoms such as stool consistency, straining, constipation severity, abdominal discomfort, and abdominal bloating in adults with chronic, non-cancer pain. The efficacy of AMITIZA for the treatment of OIC in patients taking opioids of the diphenylheptane class, such as methadone, has not been established.

About Sucampo Pharmaceuticals, Inc.

Sucampo Pharmaceuticals, Inc. is focused on the development and commercialization of medicines that meet major unmet medical needs of patients worldwide. Sucampo has one marketed product – AMITIZA – and a pipeline of product candidates in clinical development. A global company, Sucampo is headquartered in Bethesda, Maryland, and has operations in Japan, Switzerland and the U.K. For more information, please visit www.sucampo.com.

The Sucampo logo and the tagline, The Science of Innovation, are registered trademarks of Sucampo AG. AMITIZA is a registered trademark of Sucampo AG.

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Sucampo Forward-Looking Statement

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential, future financial and operating results, and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the impact of pharmaceutical industry regulation and health care legislation; the ability of Sucampo to continue to develop the market for AMITIZA; the ability of Sucampo to develop, commercialize or license existing pipeline products or compounds or license or acquire non-prostone products or drug candidates; Sucampo's ability to accurately predict future market conditions; dependence on the effectiveness of Sucampo's patents and other protections for innovative products; he risk of new and changing regulation and health policies in the U.S. and internationally; the effects of competitive products on Sucampo's products; and the exposure to litigation and/or regulatory actions.

No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Sucampo undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this presentation should be evaluated together with the many uncertainties that affect Sucampo's business, particularly those mentioned in the risk factors and cautionary statements in Sucampo's most recent Form 10-K as filed with the Securities and Exchange Commission on March 9, 2015 as well as its filings with the Securities and Exchange Commission on Forms 8-K and 10-Q since the filing of the Form 10-K, all of which Sucampo incorporates by reference.

Sucampo Pharmaceuticals, Inc.
Consolidated Statements of Operations and Comprehensive Income (unaudited)
(in thousands, except per share data)
	Three Months Ended March 31,
	2015	2014

Revenues:
Research and development revenue	$ 2,345	$ 1,784
Product royalty revenue	15,745	13,501
Product sales revenue	11,145	6,312
Co-promotion revenue	--	362
Contract and collaboration revenue	245	202
Total revenues	29,480	22,161

Costs and expenses:
Costs of goods sold	6,110	3,393
Intangible assets impairment	--	--
Research and development	6,793	5,135
General and administrative	6,283	7,257
Selling and marketing	640	3,647
Total costs and expenses	19,826	19,432

Income from operations	9,654	2,729
Non-operating income (expense):
Interest income	40	57
Interest expense	(276)	(400)
Other income (expense), net	(203)	(323)
Total non-operating income (expense), net	(439)	(666)

Income before income taxes	9,215	2,063
Income tax provision	(2,807)	(1,308)
Net income	$ 6,408	$ 755

Net income per share:
Basic	$ 0.14	$ 0.02
Diluted	$ 0.14	$ 0.02
Weighted average common shares outstanding:
Basic	44,366	43,401
Diluted	45,912	44,264

Reconciliation of Income from Operations to Earnings before Interest, Tax, Depreciation, Amortization and Stock-based Compensation (unaudited)
Income from operations	$ 9,654	$ 2,729
Other income (expense), net	(203)	(323)
Earnings before interest and tax (EBIT)	9,451	2,406

Depreciation and amortization	83	361
Stock-based compensation	1,069	228
Earnings before interest, tax, depreciation, amortization and stock-based compensation	$ 10,603	$ 2,995

Sucampo Pharmaceuticals, Inc.
Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share data)
	March 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$ 59,639	$ 71,622
Investments, current	33,232	22,393
Product royalties receivable	15,746	18,576
Accounts receivable, net	8,153	5,338
Deferred tax assets, current	382	476
Deferred charge, current	295	295
Restricted cash, current	213	213
Inventory	328	--
Prepaid expenses and other current assets	2,865	3,411
Total current assets	120,853	122,324

Investments, non-current	23,410	13,540
Property and equipment, net	634	763
Intangible assets, net	146	151
Deferred tax assets, non-current	612	571
Deferred charge, non-current	1,621	1,695
Restricted cash, non-current	2,282	2,224
Other assets	251	306
Total assets	$ 149,809	$ 141,574

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 1,411	$ 4,143
Accrued expenses	9,658	8,467
Deferred revenue, current	1,771	2,051
Collaboration obligation	5,939	6,000
Income tax payable	1,847	1,291
Notes payable, current	8,240	8,240
Other current liabilities	1,832	3,618
Total current liabilities	30,698	33,810

Notes payable, non-current	17,578	17,578
Deferred revenue, non-current	4,889	5,118
Deferred tax liability, non-current	654	820
Other liabilities	1,957	1,936
Total liabilities	55,776	59,262

Preferred stock, $0.01 par value; 5,000,000 shares authorized at March 31, 2015 and December 31, 2014; no shares issued and outstanding at March 31, 2015 and December 31, 2014	--	--
Class A common stock, $0.01 par value; 270,000,000 shares authorized at March 31, 2015 and December 31, 2014; 45,119,780 and 44,602,988 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	451	446
Class B common stock, $0.01 par value; 75,000,000 shares authorized at March 31, 2015 and December 31, 2014; no shares issued and outstanding at March 31, 2015 and December 31, 2014	--	--
Additional paid-in capital	88,792	83,646
Accumulated other comprehensive income	14,427	14,265
Treasury stock, at cost; 524,792 and 524,792 shares	(2,313)	(2,313)
Accumulated deficit	(7,324)	(13,732)
Total stockholders' equity	94,033	82,312
Total liabilities and stockholders' equity	$ 149,809	$ 141,574
CONTACT: Sucampo Pharmaceuticals, Inc.
         Silvia Taylor
         Senior Vice President, Investor Relations and
         Corporate Communications
         1-240-223-3718
         staylor@sucampo.com